EXPENSE LIMITATION AGREEMENT


     This agreement is made as of the 11th day of May, 1999 by and between EXETER FUND, INC., a Maryland Corporation (the "Fund"), and MANNING & NAPIER ADVISORS, INC., a New York Corporation (the "Advisor"), with respect to the following:

     WHEREAS, the Advisor serves as the investment advisor to certain of the Fund's Series, as listed on Schedule A, pursuant to an Investment Advisory Agreement dated April 30, 1993; and

     WHEREAS, the Advisor intends to voluntarily waive its fees and/or reimburse expenses so that each Series' total annual fund operating expenses do not exceed the amounts listed on Schedule A; and

     WHEREAS, the Fund and the Advisor desire to formalize this voluntary fee waiver arrangement for a period beginning on the date of the Series' inception and ending on February 29, 2000.

     NOW THERETOFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt whereof is hereby acknowledged, the parties hereto agree as follows:

     1. The Advisor agrees to waive its fee and/or reimburse expenses so that each Series' total annual fund operating expenses do not exceed the amounts listed on Schedule A for a period beginning on the date of the Series' inception and ending on February 29, 2000.

     2. Upon the termination of the Investment Advisory Agreement this Agreement shall automatically terminate.

     3. Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act shall be resolved by reference to such term or provision of the 1940 Act and to interpretations thereof, if any, by the United States Courts or in the absence of any controlling decision of any such court, by rules, regulations or orders of the SEC issued pursuant to said Act. In addition, where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is revised by rule, regulation or order of the SEC, such provision shall be deemed to incorporate the effect of such rule, regulation or order. Otherwise the provisions of this Agreement shall be interpreted in accordance with the laws of Maryland.






     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in duplicate by their respective officers as of the day and year first above written.


[SEAL]


EXETER  FUND,  INC.


Attest:  /s/  Fonda  L.  Herrick



by:  /s/William  Manning
By:  William  Manning
Title:  President



MANNING  &  NAPIER  ADVISORS,  INC.



Attest:  /s/Brenda  F.  Oathout



by:  /s/  B.  Reuben  Auspitz
By:  B.  Reuben  Auspitz
Title:  Executive  Vice  President



SCHEDULE A

Series                                Expense Limitation
---------------------------           ------------------
Socially Responsible Series
                             Class A                      0.70%
                             Class B                      1.70%
                             Class C                      1.45%
                             Class D                      1.20%
                             Class E                      0.95%